Exhibit 99.2

DIGITAL REALTY TRUST, L.P. PRICES $500 MILLION PRIVATE OFFERING OF

5.875% NOTES DUE 2020

SAN FRANCISCO, Jan 21, 2010 /PRNewswire via COMTEX/ — Digital Realty Trust, Inc. (the “Company”) (NYSE: DLR), announced today that its operating partnership subsidiary, Digital Realty Trust, L.P. (the “Operating Partnership”), priced a private placement of $500 million aggregate principal amount of 5.875% Notes due 2020 (the “Notes”) at 98.296% of face value. The Notes will be senior unsecured obligations of the Operating Partnership and will be fully and unconditionally guaranteed by the Company.

The Operating Partnership intends to utilize the net proceeds from the offering to temporarily repay all or a portion of its borrowings under its revolving credit facility, to acquire additional properties, to fund development and redevelopment opportunities and for general corporate purposes. The Operating Partnership intends to reborrow amounts under its revolving credit facility from time to time to acquire additional properties, to fund development and redevelopment opportunities and for general corporate purposes.

The Notes will be sold to qualified institutional buyers in reliance on Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and outside the United States in reliance on Regulation S under the Securities Act. The Notes have not been registered under the Securities Act or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. This release shall not constitute an offer to sell or a solicitation of an offer to buy any of these securities, nor shall it constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

Safe Harbor Statement

This press release contains forward-looking statements, including statements related to the offering and the expected use of the net proceeds, which are based on current expectations, forecasts and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties include the impact of the current deterioration in global economic and market conditions; adverse economic or real estate developments in our markets or the industry sectors that we sell to; decreases in information technology spending; our dependence upon significant tenants; bankruptcy or insolvency of a major tenant or a significant number of smaller tenants; downturn of local economic conditions in our geographic markets; our inability to comply with the rules and regulations applicable to public companies or to manage our growth effectively; difficulty acquiring or operating properties in foreign jurisdictions; defaults on or non-renewal of leases by tenants; increased interest rates and operating costs; our failure to obtain necessary outside financing; restrictions on our ability to engage in certain business activities; risks related to joint venture investments; decreased rental rates or increased vacancy rates; inability to successfully develop and lease new properties and space held for redevelopment; our inability to generate expected revenue from our POD Architecture Services(R); capital expenditure requirements in excess of our expectations; increased G&A expenditures; difficulties in identifying properties to acquire and completing acquisitions; increased competition or available supply of data center space; our failure to successfully operate acquired properties; our inability to acquire off-market properties; delays or unexpected costs in development or redevelopment of properties; our failure to maintain our status as a REIT; possible adverse changes to tax laws; environmental uncertainties and risks related to natural disasters; financial market fluctuations; changes in foreign currency exchange rates; changes in foreign laws and regulations, including those related to taxation and real estate ownership and operation; and changes in real estate and zoning laws and increases in real property tax rates. These risks and uncertainties are further described in the reports and other filings by the Company with the United States Securities and Exchange Commission, including the Company’s annual report on Form 10-K for the year ended December 31, 2008 and subsequent reports on Form 10-Q and 8-K. The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

For Additional Information:

A. William Stein	Pamela A. Matthews
Chief Financial Officer and	Director of Investor Relations
Chief Investment Officer	Digital Realty Trust, Inc.
Digital Realty Trust, Inc.	+1 415-738-6500
+1 415-738-6500

SOURCE Digital Realty Trust, Inc.